[ACTEL LOGO OMITTED]

                                ACTEL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           To be held on May 28, 1999

TO THE SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Actel Corporation, a California corporation (the "Company"), will be held on May 28, 1999, at 9:00 a.m., local time, at the principal executive offices of the Company, located at 955 East Arques Avenue, Sunnyvale, California 94086, for the following purposes:

                  1. To elect directors to serve until the next Annual Meeting of Shareholders and until their successors are elected.

                  2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending January 2, 2000.

                  3. To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

         Only shareholders of record at the close of business on March 29, 1999, are entitled to notice of and to vote at the Annual Meeting.

         All shareholders are cordially invited to attend the Annual Meeting in person. However, to assure your representation at the Annual Meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid, self-addressed envelope enclosed for that purpose. Any shareholder attending the Annual Meeting may vote in person even if such shareholder has returned a proxy.



                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David L. Van De Hey
                                              Secretary
Sunnyvale, California
April 20, 1999

                                ACTEL CORPORATION

                     --------------------------------------

                               PROXY STATEMENT FOR

                       1999 ANNUAL MEETING OF SHAREHOLDERS


         The enclosed Proxy is solicited on behalf of the Board of Directors of Actel Corporation, a California corporation (the "Company"), for use at the Annual Meeting of Shareholders to be held on Friday, May 28, 1999, at 9:00 a.m., local time, and at any adjournments thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Shareholders. The Annual Meeting will be held at the principal executive offices of the Company, which are located at 955 East Arques Avenue, Sunnyvale, California 94086. The Company's telephone number at that address is (408) 739-1010.

         These proxy solicitation materials were mailed on or about April 23, 1999, to all shareholders entitled to vote at the Annual Meeting.


                 INFORMATION CONCERNING SOLICITATION AND VOTING

Record Date

         Holders of record of the Company's Common Stock at the close of business on March 29, 1999 (the "Record Date"), are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 21,460,317 shares of the Company's Common Stock were issued and outstanding.

Revocability of Proxies

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by (i) delivering to the Secretary of the Company a written notice of revocation or a duly executed proxy bearing a later date or (ii) attending the Annual Meeting and voting in person.

Voting and Solicitation

         Each shareholder is entitled to one vote for each share held on all matters.

         This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telefacsimile, or personal solicitation, without payment of additional compensation, by directors, officers, or regular employees of the Company.

Required Vote

         The quorum required to conduct business at the Annual Meeting or any adjournments thereof is a majority of the shares of Common Stock issued and outstanding on the Record Date. If a quorum is present, the five candidates receiving the highest number of affirmative votes shall be elected directors; votes against any candidate and votes withheld shall have no legal effect. On all other proposals set forth herein, the affirmative vote of the majority of the shares represented at the Annual Meeting and "voting" shall be the act of the shareholders.

         Although there is no definitive statutory or case law in California as to the proper treatment of abstentions and broker nonvotes, the Company believes that both abstentions and broker nonvotes should be counted for purposes of determining the presence or absence of a quorum for the transaction of business. The Company also believes that neither abstentions nor broker nonvotes should be counted for purposes of determining the total number of shares represented and "voting" on each matter submitted to a vote of the shareholders. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions and broker nonvotes in the manner described in this paragraph.

Deadline for Receipt of Shareholder Proposals

         Proposals of shareholders of the Company that are intended to be presented by such shareholders at the Company's 2000 Annual Meeting of Shareholders must be received by the Company no later than December 25, 1999, in order to be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

Share Ownership

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock by each person who is known to the Company to have owned beneficially more than five percent of the outstanding shares of the Company's Common Stock as of the Record Date:

                                                                                     Amount and
                                                                                      Nature of
                                                                                     Beneficial        Percent of
                      Name and Address of Beneficial Owner                            Ownership         Class (1)
---------------------------------------------------------------------------------- ---------------- ----------------
Crabbe Huson Group, Inc.........................................................     3,223,117 (2)       15.0%
     121 SW Morrison, Suite 1400
     Portland, Oregon  97204

Thomson Horstmann & Bryant, Inc.................................................     1,171,950 (3)        5.5%
     Park 80 West, Plaza Two
     Saddle Brook, New Jersey  07663

Mr. Jeffrey N. Vinik............................................................     2,053,800 (4)        9.6%
     260 Franklin Street
     Boston, Massachusetts  02110
---------------------------------------

(1) Calculated as a percentage of shares of Common Stock outstanding as of the Record Date.

(2)      As  reported by the  beneficial  owner as of December  31,  1998,  in a
         Schedule 13G (Amendment No. 1) filed with the Securities and Exchange Commission ("SEC") and dated February 12, 1999, the beneficial owner, which is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, has shared voting power with respect to 2,401,617 shares of Common Stock and shared dispositive power with respect to all of the shares of Common Stock beneficially owned. The beneficial owner does not directly own any shares of Common Stock and disclaims beneficial ownership of all shares owned by each of its clients and employees and also disclaims that a "group" within the meaning of Rule 13d-5(b) under the Securities Exchange Act of 1934 ("Exchange Act") has been or will be formed.

(3)      As  reported by the  beneficial  owner as of December  31,  1998,  in a
         Schedule 13G filed with the SEC and dated January 22, 1999, the beneficial owner, which is an investment adviser registered under
         Section 203 of the Investment Advisers Act of 1940, has sole voting power with respect to 793,500 shares of Common Stock, shared voting power with respect to 18,500 shares of Common Stock, and sole dispositive power with respect to all of the shares of Common Stock beneficially owned.

(4)      As  reported by the  beneficial  owner as of December  31,  1998,  in a
         Schedule 13G (Amendment No. 1) filed with the SEC and dated February 16, 1999, Vinik Partners, L.P. ("Vinik Partners") has the power to dispose of and the power to vote the 912,100 shares of Common Stock beneficially owned by it, which power may be exercised by its general partner, VGH Partners, L.L.C. ("VGH"). VGH owns directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, VGH may be deemed to own beneficially the shares owned by Vinik Partners. Vinik Overseas Fund, Ltd. ("Vinik Overseas") is a party to an investment management agreement with Vinik Asset Management, L.P. ("VAM LP") pursuant to which VAM LP has investment authority with respect to securities held in such account. Such authority includes the power to dispose of and the power to vote the 1,141,700 shares of Common Stock held in such account. Such power may be exercised by VAM LP's general partner, Vinik Asset Management, L.L.C. ("VAM LLC"). Neither VAM LP nor VAM LLC owns directly any shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, VAM LP and VAM LLC may each be deemed to own beneficially shares held by Vinik Overseas. Mr. Vinik, as the senior managing member of VGH and VAM LLC, and Messrs. Michael S. Gordon and Mark D. Hostetter, as managing members thereof, have shared power to dispose of and shared power to vote the Common Stock beneficially owned by VGH and VAM LLC. Messrs. Vinik, Gordon, and Hostetter own directly no shares of Common Stock. By reason of the provisions of Rule 13d-3 of the Exchange Act, each may be deemed to beneficially own the shares beneficially owned by Vinik Partners and by Vinik Overseas.


                     PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

Nominees

         A board of five directors is to be elected at the Annual Meeting. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the Company's nominees named below. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next Annual Meeting and until a successor has been elected.

         The Board of Directors recommends that shareholders vote "FOR" the nominees listed below:

                                                                                                          Director
                   Name of Nominee                       Age             Principal Occupation               Since
------------------------------------------------------- -----  ----------------------------------------- -----------
John C. East........................................     54    President and Chief Executive Officer         1988
                                                               Actel Corporation

Jos C. Henkens (1)(2)...............................     46    General Partner                               1988
                                                               Advanced Technology Ventures

Jacob S. Jacobsson (2)..............................     45    President and Chief Executive Officer         1998
                                                               SCS Corporation

Frederic N. Schwettmann (1)(2)......................     59    Retired                                       1990

Robert G. Spencer (1)...............................     55    Principal                                     1989
                                                               The Spencer Group
---------------------------------------

(1)......Member of Audit Committee.

(2)......Member of Compensation Committee.

         Mr. East has served as President, Chief Executive Officer, and a director of the Company since December 1988. Mr. East also serves, at the Company's request, as a director of Adaptec, Inc. and SCS Corporation, a private company located in San Diego.

         Mr. Henkens has been a director of the Company since April 1988. He also served as a director of the Company from October 1985 to July 1986. Mr. Henkens has been a general partner of Advanced Technology Ventures, a venture capital firm, for the past ten years. Mr. Henkens also serves as a director of Accel Graphics, Inc., Credence Systems Corporation, Objectshare, Inc., and various private companies.

         Mr. Jacobsson has been a director of the Company since May 1998. He has been President, Chief Executive Officer, and a director of SCS Corporation, a privately-held, fabless semiconductor company in the Radio Frequency Identification area. Mr. Jacobsson also serves as a director of another private company.

         Mr. Schwettmann has been a director of the Company since April 1990. He is retired. Mr. Schwettmann was President, Chief Operating Officer, and a director of Read-Rite Corporation, the leading independent supplier of thin-film magnetic recording heads for Winchester disk drives, from May 1993 until September 1997. From June 1990 to May 1993, Mr. Schwettmann served on the Company's Board of Directors as the representative of Hewlett-Packard Company, where he was Vice President and General Manager of the Circuit Technologies Group. Mr. Schwettmann also serves as a director of SDL Incorporated.

         Mr. Spencer has been a director of the Company since February 1989. He has been the principal of The Spencer Group, a consulting firm, for the past five years.

         There is no family relationship between any director or executive officer of the Company and any other director or executive officer of the Company.

Board Meetings and Committees

         During the Company's 1998 fiscal year, which ended January 3, 1999, the Board of Directors held five meetings, the Board's Audit Committee held three meetings, and the Board's Compensation Committee held two meetings. No director attended fewer than 75% of the aggregate of (i) the number of meetings of regularly scheduled and special meetings of the Board of Directors (held during the period for which he has been a director) and (ii) the total number of meetings held by all committees of the Board of Directors on which he served (during the periods that he served).

         The Audit Committee, which currently consists of Messrs. Henkens, Schwettmann, and Spencer, reviews the results and scope of the audit and other services provided by the Company's independent auditors. The Compensation Committee, which currently consists of Messrs. Henkens, Jacobsson, and Schwettmann, approves salary, benefit, and incentive compensation matters. The Board of Directors does not have a nominating committee or a committee performing the functions of a nominating committee.

Director Compensation

         Cash Compensation

         Directors who are not employees of the Company receive compensation for their services as directors at the rate of $1,500 per Board meeting attended and $1,000 per committee meeting attended. In addition, nonemployee directors receive an annual retainer of $12,000. Directors are reimbursed for reasonable out-of-pocket expenses incurred in the performance of their duties.

         1993 Directors' Stock Option Plan

         The Company's 1993 Directors' Stock Option Plan (the "Director Plan") provides for the grant of nonstatutory stock options to nonemployee directors of the Company. If the Company's nominees are elected, four of the Company's directors (Messrs. Henkens, Jacobsson, Schwettmann, and Spencer) will be eligible to receive option grants under the Director Plan.

                PROPOSAL NO. 2 -- RATIFICATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young LLP to audit the financial statements of the Company for the current fiscal year, which ends January 2, 2000. The Board of Directors recommends that shareholders vote "FOR" ratification of the selection of Ernst & Young LLP as the Company's independent auditors. In the event of a negative vote, the Board will reconsider its selection.

         Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

                                OTHER INFORMATION

Security Ownership of Management

         The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of the Record Date by (i) each director, (ii) each officer named in the Summary Compensation Table, and
(iii) all directors and officers as a group:

                                                                                        Shares         Percentage
                                                                                     Beneficially     Beneficially
                                      Name                                            Owned (1)        Owned (2)
---------------------------------------------------------------------------------- --------------- -----------------
John C. East (3)................................................................           271,147        1.3%

Carl N. Burrow (4)..............................................................            14,650         *

Esmat Z. Hamdy (5)..............................................................            61,290         *

Jos C. Henkens (6)..............................................................            14,422         *

Jacob S. Jacobsson (7)..........................................................             3,750         *

Henry L. Perret (8).............................................................            33,275         *

Frederic N. Schwettmann (9).....................................................            20,000         *

Robert J. Smith II (10).........................................................            46,233         *

Robert G. Spencer (9)...........................................................            32,666         *

All Directors and Executive Officers as a Group (14 persons) (11)...............           559,910        2.6%

---------------------------------------

*        Less than one percent.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned.

(2) Calculated as a percentage of shares of Common Stock outstanding as of the Record Date.

(3) Includes 193,000 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(4) Includes 12,284 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(5) Includes 22,235 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(6) Includes 10,625 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(7) Includes 3,750 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(8) Includes 27,834 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(9) Includes 20,000 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(10) Includes 40,998 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

(11) Includes 407,980 shares issuable pursuant to stock options that are exercisable within 60 days after the Record Date.

Certain Transactions

         On July 24, 1997, the Company lent $349,000.00 to Robert J. Smith II and his spouse in connection with Mr. Smith's employment by Actel as Vice President of Software and the consequent relocation to California of Mr. and Mrs. Smith, who jointly and severally executed and delivered a full recourse promissory note to the Company. Under the terms of the promissory note, interest accrues every six months and upon any payment, whether at the stated maturity date or upon prepayment, at the rate of 5.98% per annum, and all accrued interest is added to the principal every six months. The principal, including all compounded interest, and all accrued interest thereon is due and payable on the earlier of (i) thirty (30) days after the sale of the Smiths' Austin, Texas residence and (ii) July 24, 2000. The largest aggregate indebtedness outstanding at any time during 1999 was $370,182.20, and there is no indebtedness currently outstanding.

Executive Compensation

         Summary of Officer Compensation

         The following table sets forth information concerning the compensation of the five mostly highly compensated executive officers who were serving as executive officers of the Company at the end of the last completed fiscal year:

                                          Summary Compensation Table (1)
                                                                                                       Long Term
                                                                                                     Compensation
                                                                Annual Compensation                     Awards
                                                   ----------------------------------------------  -----------------
                                                                                                      Securities
                                                                                  Other Annual        Underlying
      Name and Principal Position          Year       Salary      Bonus (2)       Compensation          Options
----------------------------------------- -------  ------------  ------------  ------------------  -----------------
John C. East...........................    1998    $    328,468  $     92,643  $           0             120,000
   President and                           1997         319,731        36,323              0              90,000
   Chief Executive Officer                 1996         278,609       237,375              0              60,000

Carl N. Burrow.........................    1998         218,750        51,975              0             108,333
   Vice President of Marketing             1997         144,995        42,225          5,750 (3)           9,342

Esmat Z. Hamdy.........................    1998         237,975        55,787              0              65,000
   Senior Vice President of                1997         212,908        21,517              0              23,700
   Technology & Operations                 1996         192,167       129,765              0              49,613 (4)

Henry L. Perret........................    1998         194,701        47,025              0              92,998 (5)
   Vice President of Finance & Chief       1997         154,064        17,362         58,219 (6)          51,125
   Financial Officer

Robert J. Smith II.....................    1998         243,316        56,767          2,137 (7)         145,000 (8)
   Vice President of Software              1997         180,683        16,784         65,182 (9)          91,000

---------------------------------------

(1) Except as set forth in this table, there was no reportable compensation awarded to, earned by, or paid to the named executive officers in 1998.

(2) The Company paid bonuses in the year following that in which the bonuses were earned.

(3)      Other compensation in 1997 related to car allowance.

(4)      Includes 21,750 options granted in 1995 that were repriced in 1996.

(5)      Includes 26,250 options granted in 1997 that were repriced in 1998.

(6) Other compensation in 1997 related to expenses incurred in relocating to California and a relocation bonus.

(7) Other compensation in 1998 related to expenses incurred in relocating to California.

(8)      Includes 75,000 options granted in 1997 that were repriced in 1998.

(9) Other compensation in 1997 related to expenses incurred in relocating to California and a relocation bonus.

         Option Grants

         The following table sets forth certain information with respect to stock options granted during 1998 to each of the executive officers named in the Summary Compensation Table:

                                                Option Grants in Last Fiscal Year

                                                                                            Potential Realizable Value at Assumed
                                                                                          Annual Rates of Stock Price Appreciation
                                                 Individual Grants (1)                               for Option Term (2)
                                 -------------------------------------------------------  ------------------------------------------
                                                % of Total
                                  Number of     Granted to
                                 Securities     Employees      Per Share
             Name                Underlying     in Fiscal      Exercise      Expiration
                                 Options (3)       Year          Price          Date           0%            5%            10%
-------------------------------  ------------- ------------  -------------  ------------  ------------  -------------  -------------
John C. East.................     120,000 (4)       3.32%    $      10.063    07/28/08    $          0  $     759,390  $   1,924,444

Carl N. Burrow...............      40,000 (5)       1.12            11.125    01/09/08               0        279,858        709,215
                                   24,583 (6)       0.68            11.875    01/23/08               0        183,589        465,250
                                   43,750 (7)       1.21            10.063    07/28/08               0        276,861        701,620

Esmat Z. Hamdy...............      20,000 (8)       0.55            11.750    01/26/08               0        147,790        374,529
                                   45,000 (9)       1.25            10.063    07/28/08               0        284,771        721,667

Henry L. Perret..............      26,250 (10)      0.73            11.750    01/26/08               0        193,975        491,570
                                   18,906 (6)       0.52            11.875    01/23/08               0        141,192        357,809
                                   47,842 (11)      1.33            10.063    07/28/08               0        302,756        767,244

Robert J. Smith II...........      20,000 (12)      0.55            11.125    01/09/08               0        139,929        354,608
                                   75,000 (13)      2.08            11.750    01/26/08               0        554,213      1,404,486
                                   25,000 (6)       0.69            11.875    01/23/08               0        186,703        473,142
                                   25,000 (14)      0.69            10.063    07/28/08               0        158,206        400,926

--------------------------------------------

(1) The exercise price of these options is equal to the fair market value of the Company's Common Stock on the date of grant, as determined by the Company's Board of Directors. The options expire 10 years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. To the extent exercisable at the time of termination, options may be exercised within 30 days following termination of the optionee's employment with the Company, unless termination is the result of total and permanent disability, in which case the options may be exercised at any time within six months following termination, or unless termination is the result of death, in which case the options become fully vested and may be exercised at any time within 12 months following death by the optionee's estate or a person who acquired the right to exercise the option by bequest or inheritance.

(2) The 0%, 5%, and 10% assumed annual rates of appreciation are mandated by the rules of the SEC and do not represent the Company's estimate or projection of future Common Stock prices. The "potential realizable value" at the assumed rates of appreciation were calculated using the applicable exercise price as the base.

(3) Options vest and are fully exercisable upon an involuntary termination other than "for cause," or a voluntary termination "for good reason," following a "change of control" of the Company.

(4) Option begins vesting as to 45,000 shares on December 31, 1998, at the rate of 3,750 shares per quarter through December 31, 2001. The remaining 75,000 shares vest 100% on August 1, 2002.

(5) Option begins vesting on October 27, 1997, and is exercisable quarterly as to 9,712 shares in 1998, 9,943 shares in 99, 10,408 shares in 2000, and 9,937 shares in 2001.

(6) Vests and is exercisable 100% six months following a "change of control" of the Company.

(7) Option begins vesting as to 18,750 shares on December 31, 1998, at the rate of 1,562 or 1,563 shares per quarter through December 31, 2001. The remaining 25,000 shares vest 100% on August 1, 2002.

(8) Option begins vesting on January 26, 1998 at the rate of 1,250 shares per quarter through January 26, 2002.

(9) Option begins vesting as to 20,000 shares on December 31, 1998, at the rate of 1,250 shares per quarter through December 31, 2002. The remaining 25,000 shares vest 100% on August 1, 2002.

(10) Option begins vesting on January 26, 1998, and is exercisable quarterly as to 9,843 shares in 1998, 6,563 shares in 1999, 6,562 shares in 2000 and 3,282 shares in 2001.

(11) Option begins vesting as to 22,842 shares on December 31, 1998, and is exercisable quarterly as to 10,437 shares in 1999, 8,188 shares in 2000 and 4,217 shares in 2001. The remaining 25,000 shares vest 100% on August 1, 2002.

(12) Option begins vesting on November 17, 1997, and is exercisable quarterly as to 7,000 shares in 1999, 7,000 shares in 2000 and 6,000 shares in 2001.

(13) Option begins vesting on January 26, 1998, and is exercisable quarterly as to 32,812 shares in 1998, 18,750 shares in 1999, 18,750 shares in 2000 and 4,688 shares in 2001.

(14)     Option vests 100% on August 1, 2002.

         Option Values

         The following table sets forth certain information concerning the number of options exercised during 1998 by the executive officers named in the Summary Compensation Table, as well as the number and aggregate value of shares covered by both exercisable and unexercisable stock options held by such executive officers as of January 3, 1999, the end of the fiscal year.

                                         Aggregated Option Exercises in Last Fiscal Year
                                                and Fiscal Year End Option Values

                                                                               Number of Securities        Value of Unexercised
                                                                              Underlying Unexercised      In-the-Money Options at
                                                                            Options at Fiscal Year-End      Fiscal Year-End (1)
                                                                            --------------------------  ----------------------------
                                                  Shares
                                                 Acquired        Value                        Not                          Not
                    Name                       On Exercise   Realized (2)   Exercisable   Exercisable    Exercisable   Exercisable
---------------------------------------------- ------------  -------------  ------------  ------------  -------------  -------------
John C. East................................          6,000  $      70,500       192,000       360,000  $   2,154,095  $   2,722,875

Carl N. Burrow..............................         30,161        241,653         2,188       124,583              9      1,045,364

Esmat Z. Hamdy..............................         17,963        175,112        17,463       142,066        126,078      1,146,613

Henry L. Perret.............................          7,382         45,215        19,585       118,906        143,422        947,202

Robert J. Smith II..........................              0              0        32,812       128,188        270,699      1,035,113

------------------------------------------------------

(1) Calculated on the basis of the difference between the closing market price as of the fiscal year end ($20.00) and the exercise price.

(2) Calculated on the basis of the difference between the closing market price as of the exercise date and the exercise price, or in the case where the exercised option is sold on the same day, the difference between the sale price and the exercise price.

         Change-in-Control Arrangements

         The Company and its executive officers have entered into Management Continuity Agreements, which are designed to ensure continued service in the event of a "change of control." The Agreements provide for accelerated vesting of an officer's stock options if following a change of control the officer's employment is terminated other than for "cause" or the officer voluntarily terminates his or her employment "for good reason."

         The Board of Director's Compensation Committee has granted to the Company's executive officers options that vest six months after a "change of control." These options are intended to approximate the benefit that the executive officers would receive if they were eligible under the Company's Employee Retention Plan. The Employee Retention Plan provides that all Company employees other than executive officers who hold unvested stock options under the Option Plan as of the date of any "change of control" of the Company shall receive, upon remaining in the employ of the Company for six months following the date of such change of control (or earlier, if terminated other than for "cause" prior to the end of such six month period), an amount equal to one-third of the aggregate "spread" on their unvested options as of the date of such change of control. Payment shall be made in common stock of the acquirer. For this purpose, the "spread" is defined as the difference between the change-of-control price and the option exercise price.

         "Change of control" is defined as (i) acquisition by any person of beneficial ownership of more than 30% of the combined voting power of the Company's then-outstanding securities; (ii) a change of the majority of the Board of Directors within a two-year period; (iii) the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the shareholders of the Company, other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent at least 50% of the total voting power represented by the voting securities of the Company or the surviving entity outstanding immediately after such merger or consolidation; or (iv) approval by the shareholders of the Company of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

Compensation Committee Report

         The following report is provided to shareholders by the members of the Compensation Committee of the Board of Directors.

         Background

         Since the Company's incorporation in 1986, the Compensation Committee, which is a standing committee of the Board of Directors, has been primarily responsible for establishing and reviewing the Company's management compensation policies. Since the Company's initial public offering in August 1993, the Compensation Committee has formally administered the Company's management compensation policies and plans, including the 1986 Incentive Stock Option Plan and the 1993 Employee Stock Purchase Plan. The Compensation Committee has the same authority as the Board to act on all compensation matters, except for actions requiring shareholder approval or related to the compensation of directors.

         No member of the Compensation Committee is a former or current officer or employee of the Company. The current members of the Compensation Committee are Jos C. Henkens, Jacob S. Jacobsson, and Frederic N. Schwettmann. Mr. Henkens has been a member of the Compensation Committee since 1986, Mr. Jacobsson since 1998, and Mr. Schwettmann since 1993. Meetings of the Compensation Committee are attended by the Company's Vice President of Human Resources, who provides background and market information and makes executive compensation recommendations but does not vote on any matters before the Compensation Committee.

         Compensation Policy

         There are three major elements of the Company's executive compensation program. The first element is annual cash compensation in the form of base salary and incentive bonuses. The second element is long-term incentive stock options, which are designed to align compensation incentives with shareholder goals. The third element is compensation and employee benefits generally available to all employees of the Company, such as the 1993 Employee Stock Purchase Plan, health insurance, and a 401(k) plan.

         The Compensation Committee establishes the compensation of each officer principally by considering the average compensation for officers in similar positions with 20 companies in the semiconductor Software, and CAE industries that have annual revenues between $100 million and $999 million (the "Reference Group"). The purpose of monitoring the Reference Group is to provide a stable and continuing frame of reference for compensation decisions. Most of the companies in the Reference Group are included in the Nasdaq Electronic Component Stocks index (see "Company Stock Performance" below). The composition of the Reference Group is subject to change from year to year based on the Committee's assessment of comparability, including the extent to which the Reference Group reflects changes occurring within the Company and in the industry as a whole. The Company's policy is to have officer compensation near the average of the Reference Group.

         After analyzing Reference Group base salaries as compared with salaries of the Company's officers, the Compensation Committee determines an annual salary increase budget. In August 1998, the Committee approved base salary increases averaging approximately 8% for the Company's officers. The salary increase budget is then allocated among officers on the basis of individual performance (during the preceding 12 months) against objectives related to their respective areas of responsibility. Performance objectives are proposed by individual officers, negotiated by the executive staff, and approved by the Compensation Committee with the advice of the Chief Executive Officer.

         Under the Company's Executive Bonus Plan for 1998, incentive cash payments were based on the Company's revenues and profits, the achievement of corporate goals, and the growth of the Company relative to its principal competitors. The revenue and profitability objectives were established in the Plan on a sliding scale, so that the percentage achievement of each was determinable objectively at the end of the year. The corporate goals for 1998 included engineering, selling, marketing, operational, and financial objectives, which were weighted in the order indicated. The engineering objectives included silicon, software, and process goals. The selling objectives included design win and hiring goals. The marketing objectives included training, sales collateral, and product planning goals. The operational and financial objectives included gross margin, cost reduction, and customer service goals. The revenue and profitability objectives were each given 30% weight under the Executive Bonus Plan and the corporate goals were given 40% weight. This measure of performance was then to be multiplied by the target bonus under the Plan, which was 50% of base salary for each officer (other than the Chief Executive Officer). This, in turn, was then subject to a "competitive adjustment" multiple, which ranged from 70% to 150% and was also determinable objectively at the end of the year. In 1998, the Company achieved 50% (of 200%, or one-quarter) of the revenue and profitability objectives, which equals 15% after applying the 30% weighting factor. In January 1999, the Compensation Committee determined that the Company had achieved 75% (of 100%, or three-quarters) of the corporate goals, which equals 30% after applying the 40% weighting factor. The sum of these two weighted numbers equals 45%, which was multiplied by the 50% target bonus under the Plan. In 1998, the "competitive adjustment" multiple was neutral (i.e., 100% of target). The result was bonus payments to officers (other than the Chief Executive Officer) for 1998 that averaged approximately 22.5% of base salary. Bonuses were paid under the Executive Bonus Plan in January of 1999. The Committee believes the bonus amount for 1998 was reasonable in light of the Company's operating results and performance relative to competitors.

         The Company believes that executive officers should hold substantial, long-term equity stakes in the Company so that the interests of executive officers will coincide with the interests of the shareholders. As a result, stock or stock options constitute a significant portion of the compensation paid by the Company to its officers. After analyzing the practices of the Reference Group, the Compensation Committee determines an annual budget for option grants to the Company's employees and officers. In granting stock options to officers, the Compensation Committee considers a number of factors, such as the officer's position, responsibility, and equity interest in the Company, and evaluates the officer's past performance and future potential to influence the long-term growth and profitability of the Company. After taking these considerations into account, the Compensation Committee in 1998 granted options to purchase 120,000, 43,750, 45,000, 47,842, and 25,000 shares of Common Stock to Messrs. East, Burrow, Hamdy, Perret, and Smith, respectively. All of such options were granted at an exercise price of $10.0625 per share, which was the value of the Company's Common Stock on the date of grant.

         Compensation of Chief Executive Officer

         The Compensation Committee generally uses the same factors and criteria described above in making compensation decisions regarding the Chief Executive Officer. In 1998, Mr. East's annual base salary was adjusted from $318,000 to $343,122, an increase of 8%. Mr. East's 1998 bonus was determined under the Company's Executive Bonus Plan in the manner described above (except that his target bonus is equal to 60% of his base salary) and resulted in a payment of $92,643, or approximately 27% of his base salary.

         Repricing of Options

         On January 16, 1998, the Compensation Committee unanimously approved management's request that the holders of outstanding options to purchase Common Stock of the Company at exercise prices in excess of $11.75 per share, the then-current fair market value of the Company's Common Stock, be offered the opportunity to exchange their higher priced options for new options with an exercise price of $11.75. The options of officers were not repriced, except for those individuals who had become officers during the previous year. Options representing the right to purchase a total of 1,702,141 shares of Common Stock were repriced, of which 101,250 (or approximately 6%) were held by executive officers. The Committee also approved management's recommendation that the exchanged options generally not be exercisable for six months. The Compensation Committee concluded that the exchange would greatly assist the Company in retaining qualified employees in an extraordinarily competitive environment and in maintaining a highly motivated group of employees, and therefore was in the best interests of the Company and its shareholders. In deciding to approve management's repricing recommendations, the Committee was of the opinion that the downturn in the value of the Company's Common Stock was more the result of general market forces than the Company's performance. For example, the then-current fair market value of the Company's Common Stock was only about 24% higher than the Company's initial public offering price of $9.50, even though the Company's annual revenues and earnings had more than doubled.

         The following table sets forth information concerning the repricing of options held by any executive officer while the Company has been a public company.

                                Option Repricings

                                                                                                        Length of
                                              Number of        Market                                    Original
                                              Securities      Price of      Exercise                    Option Term
                                              Underlying      Stock at      Price at        New        Remaining at
                                               Options        Time of       Time of       Exercise       Date of
             Name                  Date        Repriced      Repricing     Repricing       Price        Repricing
------------------------------  ----------  --------------  ------------  ------------  ------------   ------------
Michelle A. Begun............    01/05/96       13,250        $10.625        $13.00       $10.625       9.5 Years

Esmat Z. Hamdy...............    01/05/96       21,750        $10.625        $13.00       $10.625       9.5 Years

Arthur S. Mandell............    01/05/96       17,500        $10.625        $11.00       $10.625       7.8 Years

Arthur S. Mandell............    01/05/96       21,750        $10.625        $13.00       $10.625       9.5 Years

Dennis F. Nye................    01/05/96       10,176        $10.625        $11.00       $10.625       7.8 Years

Dennis F. Nye................    01/05/96       21,750        $10.625        $13.00       $10.625       9.5 Years

Henry L. Perret..............    01/26/98       26,250        $11.750        $16.38       $11.750       9.4 Years

Jeffrey M. Schlageter........    01/05/96       21,750        $10.625        $13.00       $10.625       9.5 Years

Robert J. Smith II...........    01/26/98       75,000        $11.750        $21.13       $11.750       9.2 Years

David M. Sugishita...........    01/05/96       75,000        $10.625        $16.75       $10.625       9.5 Years

David L. Van De Hey..........    01/05/96       32,500        $10.625        $13.00       $10.625       9.5 Years


         Deductibility of Executive Compensation

         Beginning in 1994, the Code limited the federal income tax deductibility of compensation paid to the Company's chief executive and to each of the other four most highly compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1 million or meets certain other conditions (such as shareholder approval). Considering the Company's current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. If the deductibility of executive compensation becomes a significant issue, the Company's compensation plans and policy will be modified to maximize deductibility if the Company and the Compensation Committee determine that such action is in the best interests of the Company.

                                                     /s/ Jos C. Henkens
                                                     /s/ Jacob S. Jacobsson
                                                     /s/ Frederic N. Schwettmann

Compensation Committee Interlocks and Insider Participation

         No member of the Compensation Committee is an officer or employee of the Company or any of its subsidiaries, and no officer or employee of the Company or any of its subsidiaries has served as a member of the Compensation Committee since the Company's initial public offering.

Company Stock Performance

         The following graph shows a comparison of cumulative total return for the Company's Common Stock, The Nasdaq Stock Market (US), and Nasdaq Electronic Component Stocks. In preparing the graph, it was assumed that (i) $100 was invested on December 31, 1993, in the Company's Common Stock, The Nasdaq Stock Market (US), and Nasdaq Electronic Component Stocks and (ii) all dividends were reinvested.

                      Comparison of Cumulative Total Return
                                [GRAPHIC OMITTED]

                                      12/31/93  12/31/94  12/31/95  12/31/96  12/31/97  12/31/98
                                      --------  --------  --------  --------  --------  --------
Nasdaq Stock Market..................   $100      $ 98      $138      $170      $209      $293

Nasdaq Electronic Components Stocks..   $100      $110      $183      $317      $332      $513

Actel Corporation....................   $100      $ 72      $ 93      $207      $110      $174


The closing price of the Company's Common Stock on December 31, 1998, was $20.00. The closing price of the Company's Common Stock on April 20, 1999, was $ 16.625.

                          COMPLIANCE WITH SECTION 16(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

         To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all directors, officers, and beneficial owners of more than ten percent of Common Stock of the Company filed with the SEC on a timely basis all reports required by Section 16(a) of the Exchange Act during the Company's most recent fiscal year, except that Mr. Jacobsson's Form 3 was filed late due to an error made in transmitting the report.

                                  OTHER MATTERS

         The Company knows of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                              BY ORDER OF THE BOARD OF DIRECTORS

                                              David L. Van De Hey
                                              Secretary
Dated:  April 20, 1999

THE COMPANY WILL MAIL WITHOUT CHARGE TO ANY SHAREHOLDER UPON WRITTEN REQUEST A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 3, 1999, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULE AND A LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO INVESTOR RELATIONS, ACTEL CORPORATION, 955 EAST ARQUES AVENUE, SUNNYVALE, CALIFORNIA 94086-4533.

                                ACTEL CORPORATION

                        ANNUAL MEETING OF SHAREHOLDERS OF

                                  May 28, 1998
                        9:00 a.m. Pacific Daylight Time

                             955 East Arques Avenue
                              Sunnyvale, CA 94086

                                      PROXY

This proxy is solicited by the Board of Directors for use at the annual Meeting on May 28, 1999. The shares of stock you hold in your account or in a dividend reinvestment account will be voted as you specify below.

If no choice is specified, the proxy will be voted "FOR" Items 1 and 2.

By signing the proxy, you revoke all prior proxies and appoint John C. East and Jos C. Henkens, and each of them, with full power of substitution, to vote your shares on the mattes shown on the verse side and any other matters which may come before the Annual Meeting and all adjournments.

                      See reverse for voting instructions.

          The Board of Directors Recommends a Vote FOR Items 1 and 2.

1.   Election of Directors:   01 John C. East
                              02 Jos C. Henkens
                              03 Jacob S. Jacobsson
                              04 Frederic N.  Schwettmann
                              05 Robert G. Spencer

       -- Vote FOR all nominees               -- Vote WITHHELD from all nominees

(Instructions:  To withhold  authority to
vote for any  indicated  nominee,  write
the  number(s) of the  nominee(s) in the     -----------------------------------
box provided to the right.)


2.      To ratify the  appointment  of Ernst &   -- FOR   -- AGAINST  -- ABSTAIN
        Young LLP as the Company's independent
        auditors.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change?  Mark Box --
Indicate changes below:

                                        Date:
                                               ---------------------------------


                                        ----------------------------------------

                                        ----------------------------------------

                                        Signature(s) in Box.

                                        Please  sign  exactly  as  your  name(s)
                                        appear  on  Proxy.   If  held  in  joint
                                        tenancy,    all   persons   must   sign.
                                        Trustees,  administrators,  etc., should
                                        include     title     and     authority.
                                        Corporations should provide full name of
                                        corporation   and  title  of  authorized
                                        officer signing the proxy.